Filed pursuant to Rule 424(b)(5)
                                                              File No. 333-09523



                              PROSPECTUS SUPPLEMENT


           [OBJECT OMITTED]       62,560 SHARES
                              THE LOEWEN GROUP INC.
                         COMMON SHARES WITHOUT PAR VALUE


     The Loewen Group Inc. has registered with the Securities and Exchange Commission 5,000,000 of its Common Shares, to be issued from time to time in connection with The Loewen Group's acquisition of various funeral homes, cemeteries and related businesses and properties. Additional information about the registration can be found in the prospectus dated January 17, 1997 that is on file with the SEC (File No. 333-09523) and in other supplements to that prospectus.

     On August 14,  1998,  The Loewen Group  acquired  Memorial  Consultants  of
California, Inc., which does business as "Mountain Valley Memorial Park and Mortuary." This prospectus supplement relates to the 62,560 Common Shares that were issued to the former shareholders of Memorial Consultants as a portion of the acquisition price.

    Company Acquired:                   Memorial Consultants of California, Inc.

    Acquisition Date:                   August 14, 1998

    Number of Common Shares Issued:     62,560 shares

    Approximate Value of Shares Issued: U.S.$1,046,500 ($16.7283 per share)

     The Common Shares issued to the former shareholders of Memorial Consultants are listing for trading on the New York Stock Exchange, The Toronto Stock Exchange and The Montreal Exchange under the symbol "LWN." However, the shares may not be resold in certain Provinces of Canada or to residents of such Provinces before November 12, 1998.









This Prospectus Supplement is dated August 16, 1998.